Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-291032) of our report dated March 30, 2026, relating to the consolidated financial statements of Aptera Motors Corp as of December 31, 2025 and 2024 and for the years then ended, which report includes an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern, which appear in this Annual Report on Form 10-K.

/s/ dbbmckennon
San Diego, California
March 30, 2026